EXHIBIT 99.1

CONTACT:	Felix Veksler
Senior Director, Investor Relations
ir@monro.com
colleen.carter@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FIRST QUARTER FISCAL 2023 FINANCIAL RESULTS

•	First Quarter Sales Up 2.3% to $349.5 Million

•	First Quarter Comparable Store Sales Increased 2.8% in Retail locations, driven by a 15% Comparable Store Sales Increase in ~300 Small or Underperforming Stores

•	First Quarter Diluted EPS of $.37; Adjusted Diluted EPS[1] of $.42

•	Generated Record Operating Cash Flow of ~$77M

•	Completed Divestiture of Non-Core Wholesale and Tire Distribution Assets for Total Transaction Value of ~$102 Million

•	Repurchased ~414K Shares of Common Stock at an Average Price of $41.60, for a Total of ~$17M

•	Released Second Annual Corporate Responsibility Report, Responsibility Drives Monro.Forward

ROCHESTER, N.Y. – July 27, 2022 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 25, 2022.

First Quarter Results2

Sales for the first quarter of the fiscal year ending March 25, 2023 (“fiscal 2023”) increased 2.3% to $349.5 million, as compared to $341.8 million for the first quarter of the fiscal year ended March 26, 2022 (“fiscal 2022”). The total sales increase for the first quarter of $7.7 million resulted from a comparable store sales increase of 0.4% for the period and an increase in sales from new stores of $11.0 million, primarily from recent acquisitions. This compares to an increase in comparable store sales of 34.5% in the prior year period. Comparable store sales increased 2.8% in the Company’s Retail locations, driven by a 15% comparable store sales increase in approximately 300 of the Company’s small or underperforming stores.

Retail comparable store sales increased approximately 5% for tires and front end/shocks, 2% for brakes and 1% for maintenance services compared to the prior year period. Retail comparable store sales decreased approximately 2% for alignments compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin decreased 180 basis points to 35.0% in the first quarter of fiscal 2023 from 36.8% in the prior year period. The decrease was primarily due to an incremental investment in technician headcount and wages to support current and future sales growth. The Company estimates that this incremental investment impacted gross margin by 200 basis points in the first quarter. Lower than expected comparable store sales growth also resulted in higher fixed distribution and occupancy costs as a percentage of sales. Material costs as a percentage of sales improved year-over-year, driven by higher selling prices and a mix shift towards our higher margin service categories.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.
[2]	Fiscal first quarter financial performance includes the results of the divested Wholesale and tire distribution assets through June 16th.

Total operating expenses for the first quarter of fiscal 2023 were $95.9 million, or 27.4% of sales, as compared to $98.0 million, or 28.7% of sales in the prior year period. The year-over-year decrease was primarily due to a $1.2 million gain on the sale of the Company’s Wholesale locations and tire distribution assets, net of closing costs and costs associated with the closing of a related warehouse in the first quarter of fiscal 2023 and $3.9 million in one-time litigation settlement costs in the prior year period.

Operating income for the first quarter of fiscal 2023 was $26.3 million, or 7.5% of sales, as compared to $27.9 million, or 8.2% of sales in the prior year period. Interest expense was $5.7 million for the first quarter of fiscal 2023, as compared to $6.9 million for the first quarter of fiscal 2022, principally due to a decrease in weighted average debt.

Income tax expense in the first quarter of fiscal 2023 was $8.1 million, or an effective tax rate of 39.6%, compared to $5.3 million, or an effective tax rate of 25.4% in the prior year period. The increase in effective tax rate was primarily due to discrete tax impacts related to the divestiture of the Company’s Wholesale tire locations and tire distribution operations as well as the revaluation of deferred tax balances due to changes in mix of pre-tax income in various U.S. state jurisdictions because of the divestiture.

Net income for the first quarter of fiscal 2023 was $12.5 million, as compared to $15.7 million in the same period of the prior year. Diluted earnings per share for the first quarter of fiscal 2023 was $.37, compared to $.46 in the first quarter of fiscal 2022. Adjusted diluted earnings per share, a non-GAAP measure, for the first quarter of fiscal 2023 was $.42, which excluded $.03 per share of gain on the sale of the Company’s Wholesale locations and tire distribution assets, net of closing costs and costs associated with the closing of a related warehouse and excluded $.08 per share of certain discrete tax items related to the sale as well as the revaluation of deferred tax balances due to changes in the mix of pre-tax income in various U.S. state jurisdictions because of the sale. This compares to adjusted diluted earnings per share of $.55 in the first quarter of fiscal 2022, which excluded $.09 per share related to one-time litigation settlement costs, $.01 per share of acquisition due diligence and integration costs and $.01 per share benefit from an adjustment to the estimate for prior year store closing costs. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

During the first quarter of fiscal 2023, the Company opened three stores and closed four stores. Monro ended the quarter with 1,303 company-operated stores and 80 franchised locations.

“Our first quarter results demonstrate clear progress in our strategy to improve our small or underperforming stores through our staffing initiatives. Our Retail locations delivered comp store sales growth of approximately 3%, driven by outsized comp store sales growth of 15% in approximately 300 small or underperforming stores. This acceleration is a direct result of the labor capacity improvements we’ve made to meet customer demand. We are now in the final stages of our technician hiring efforts. Operational improvements in our in-store execution represent our greatest opportunity and are in our control. Properly training our technicians, re-allocating resources between front-of-shop and back-of-shop investments and delivering an outstanding guest experience will be critical to meeting our mid-single digit comp store sales growth expectations. While comparable store sales in our 300 small or underperforming stores were up nearly 10%, softness in consumer demand in our remaining locations resulted in a decrease in preliminary comp store sales of less than 1% for fiscal July. With our staffing initiatives almost complete, we are carefully managing expenses in the business which we expect to drive profitability. As we continue to capture productivity improvements from our technician staffing investments, we expect to deliver better results as fiscal 2023 progresses”, said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “We successfully completed the divestiture of our non-core Wholesale and tire distribution assets to American Tire Distributors (ATD) for a total transaction value of $102 million. We are pleased that our partnership with ATD is off to a great start, giving us much better availability of tires, quicker delivery and better pricing. Aside from the cash flow generated from this transaction, it has sharpened our focus on our Retail store operations. We will concentrate all of our energy and resources on our core strength as a retailer. The proceeds received from the divestiture, excess cash being generated by our Retail operations and the strength of our balance sheet allows us to continue to return capital to our shareholders as we pursue our growth strategy. I’d like to thank all of our Teammates for their hard work in bringing this transaction over the finish line and for their ongoing dedication to our customers. I’d also like to wish those Teammates who transitioned over to our partners at ATD all the best in the future.”

Strong Financial Position

During the first quarter of fiscal 2023, the Company generated record operating cash flow of approximately $77 million. As of June 25, 2022, the Company had cash and cash equivalents of approximately $31 million and availability on its revolving credit facility of approximately $460 million.

Divestiture Update

During the first quarter of fiscal 2023, the Company completed the divestiture of its Wholesale and tire distribution assets to ATD for a total transaction value of $102 million. The Company received $62 million in divestiture proceeds at closing, with $5 million currently being held in escrow and the remaining $40 million will be paid quarterly over approximately two years based on the Company’s tire purchases from or through ATD in connection with a supply agreement entered into by the Company and ATD. The supply agreement, which provides for tire distribution directly to its stores, will improve the Company’s tire availability, and is expected to allow the Company to be a better seller of tires at higher margins. The divestiture enables the Company to sharpen its focus on its Retail operations.

Share Repurchases

During the first quarter of fiscal 2023, the Company began executing on its share repurchase program, which authorizes the Company to repurchase up to $150 million of its common stock. The Company repurchased 413,600 shares of its common stock at an average price of $41.60 for a total of approximately $17 million during the first quarter of fiscal 2023.

The Company may repurchase shares of common stock from time to time as market conditions warrant, subject to regulatory considerations.

The method, timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, alternative investment opportunities, and legal requirements.

The Company’s repurchase program has no expiration date, does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

Responsibility Drives Monro.Forward

Monro recently released its second annual Corporate Responsibility Report, Responsibility Drives Monro.Forward, which covers fiscal year 2022. The report highlights actions the Company is taking every day to care for its Teammates and customers, make a positive impact on the communities where it operates and act as a good steward of the environment. The report is available on the Company’s corporate website at https://corporate.monro.com/corporateresponsibility/.

Company Outlook

Monro is not providing fiscal 2023 financial guidance at this time but will provide perspective on its outlook for fiscal 2023 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, July 27, 2022 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-844-200-6205 and using the required access code of 910290. A replay will be available approximately two hours after the recording through Wednesday, August 10, 2022 and can be accessed by dialing 1-866-813-9403 and using the required access code of 270655. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated approximately $1.4 billion in sales in fiscal 2022 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across more than 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit www.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expect,” “estimate,” “guidance,” “outlook,” “potential,” “anticipate,” “believe,” “could,” “may,” “will,” “intend,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of general business or economic conditions on the Company’s business, including the direct and indirect effects of the COVID-19 pandemic and the Russian invasion of Ukraine on the economy, consumer spending levels, inflation, and unemployment, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 26, 2022. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to store closings as well as our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.